Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

 We consent to the use in the Registration Statements on Form S-1 of our report dated March 31, 2010, which contains an unqualified opinion and an explanatory paragraph related to certain contractual relationships between the Company and DirecTECH Holding Company, Inc., which preceded a business combination occurring on January 2, 2009, and which appears on page F-2 of the annual report on Form 10-K related to the consolidated financial statement of Multiband Corporation for the three years ended December 31, 2009.  We also consent to the reference to our Firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Baker Tilly Virchow Krause, LLP

Minneapolis, Minnesota
September 7, 2010